
XCHAIN
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Address Information
Address
BTC Balance
Total Estimated Value
1Dgt7Z9m9vexjF9Fq1NhST1py6AC4mGa
0.00204848 ($8.94)
8,196,968.00000000 XCP ($101,329,279.02)
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Last 30 Days
6 months ago
1 Year ago
NA
NA
NA
NA
Balances (2)
Bets (0)
Broadcasts (0)
Burns (0)
Dividends (0)
Issuances (0)
Orders (3)
Sends (28)
Unconfirmed (0)
10 per page
Page 1 of 1
2 results
#
Asset
Amount
Percentage of Supply
Estimated Value
1
STBV
466,998,000.00000000
93.39960000%
7,471,968.00000000 XCP ($92,366,974.02)
view
2
TROPTIONS
50,000,000.00000000
0.05421012%
725,000.00000000 XCP ($8,962,305.00)
view
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